For immediate release

Contact:     Rich Henning or     Carolyn Iglesias
             201 767 2869        201 767 2836

UNITED WATER RESOURCES SHAREHOLDERS APPROVE
ACQUISITION BY SUEZ LYONNAISE DES EAUX

Harrington Park, NJ, January 20, 2000--Shareholders of United Water Resources (NYSE:UWR) today approved the company's acquisition by Suez Lyonnaise des Eaux (LY: Paris Bourse) at a special meeting. The two companies initially announced the agreement last August.

Under the terms of the agreement, Suez Lyonnaise des Eaux will acquire the remaining 69.9 percent of common shares of United Water Resources that it does not already own. United Water Resources will become a wholly owned subsidiary of Suez Lyonnaise des Eaux, but will retain its corporate identity. "We're thrilled that our shareholders recognized the value of this deal, " said Donald L. Correll, chairman and CEO of United Water Resources. "This acquisition not only enables United Water to participate in the accelerating water industry consolidation, it also improves our ability to provide quality service to our current and future customers and their communities."

Suez Lyonnaise des Eaux has held a significant equity stake in United Water since 1994, and, in 1997, the companies created jointly-owned United Water Services to compete for nonregulated water and wastewater management contracts in North America. The joint venture, which is owned on a 50-50 basis by Suez Lyonnaise des Eaux and United Water Resources, has been successful in winning 35 contracts in 16 states, including significant wins in Atlanta, Indianapolis, Milwaukee, and Gary, Indiana.

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UNITED WATER RESOURCES SHAREHOLDERS APPROVE
ACQUISITION BY SUEZ LYONNAISE DES EAUX                                    page 2

"Clearly another benefit of becoming a part of Suez Lyonnaise is the access United Water gains to its leadership in water and wastewater research and technology," added Correll. "The company spends an estimated $60 million annually on research and development. United Water is already benefitting from these advanced technologies, and more direct access to new scientific innovations will enable us to continue providing premier service to our customers."

Under the terms of the agreement, which have been approved by the Boards of Directors of both companies, United Water Resources' shareholders receive $35.00 in cash for each United Water share held. It also permits United Water to increase its regular quarterly dividend for three quarters and to pay a special dividend at closing for an aggregate dividend increase of 48 cents per share.

The total cash to be paid to United Water shareholders is $35.48, including the dividend increases, representing a premium of approximately 54 percent over United Water's closing price of $22.98 on August 12, 1999. The transaction values all of the issued common shares of United Water at $1.36 billion ($900 million for 67 percent). Suez Lyonnaise des Eaux will assume about $800 million in net debt and preferred stock.

The  transaction  is still  subject to the  approval of certain  public  service commissions in the states that United Water owns regulated utilities. The company has already received approval from three regulatory commissions
(Arkansas, Illinois, Missouri) and expects to close during the first half of 2000.

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UNITED WATER RESOURCES SHAREHOLDERS APPROVE
ACQUISITION BY SUEZ LYONNAISE DES EAUX                                    page 3

With annual revenues of $32.5 billion, Suez Lyonnaise des Eaux is a world leader in private infrastructure services, with operations in more than 120 countries. Through its water division, Lyonnaise des Eaux, the company is a world leader in the water delegated management sector supplying 93 million people around the world with water and wastewater services.

United Water is a holding company engaged in water-related businesses and real estate investments with a history that dates back to 1869. As the nation's second-largest water services company, United Water provides water and wastewater services through its regulated utilities and non-regulated municipal contract operations to more than 7.5 million people in over 400 communities in 19 states. The company has been continuously listed on the New York Stock Exchange since 1889 and has paid cash dividends on its common stock continuously since 1886.